SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 13, 2004 (January 30, 2004)

Date of Report (Date of earliest event reported)

EPIQ SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Missouri	0-22081	48-1056429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

501 Kansas Avenue

Kansas City, KS 66105

(Address of principal executive offices)

(913) 621-9500

(Registrant’s telephone number, including area code)

Item 2.  Acquisition or Disposition of Assets

On January 30, 2004, the Registrant acquired Poorman-Douglas Corporation for approximately $115 million in cash.  Poorman-Douglas is a leading provider of technology-based products and services for class action, mass tort and bankruptcy case administration with revenue of $63.6 million for its fiscal year ended September 30, 2003.  The acquisition was effected through a reverse merger of P-D Holding Corp. (the parent corporation of Poorman-Douglas Corporation) into a wholly-owned subsidiary of the Registrant formed for that purpose.  The Registrant will operate Poorman-Douglas as a wholly-owned subsidiary from its current location in metropolitan Portland, Oregon.  The Registrant funded the acquisition with a combination of cash on hand and $92 million in borrowings under the $100 million credit facility described below.  Poorman-Douglas did not have any long-term indebtedness as of the closing date.

In connection with the acquisition, Jeffrey B. Baker, chief executive officer of Poorman-Douglas and Edward J. Nimmo, president of Poorman-Douglas, entered into four-year employment agreements with Poorman-Douglas Corporation, to continue in those capacities.  The employment agreements include customary provisions regarding base and incentive compensation, severance benefits upon certain terminations of employment, confidentiality and intellectual property provisions, and non-competition and non-solicitation provisions.  As an inducement to enter into the employment agreements, the Registrant granted stock options to Messrs. Baker and Nimmo for 200,000 shares and 100,000 shares respectively.  The options are 10-year options, with an exercise price of $18.20 per share and vest 20% per year on the first five anniversaries of the grant date.

The Registrant funded a portion of the purchase price with a $100 million syndicated credit facility arranged by LaSalle Bank National Association.  The credit facility consists of a $45 million senior term loan, a $30 million subordinated term loan and a $25 million senior revolving credit loan.  The senior term loan requires quarterly principal payments of $4.5 million beginning April 30, 2004, and matures on July 31, 2006.  The subordinated term loan and the revolving loan require interest only payments and mature on December 31, 2006, and July 31, 2006, respectively.

Interest on the credit facility is generally based on a spread over the LIBOR rates.  The credit facility contains financial covenants related to EBITDA, total debt and interest charges, and is secured by liens on real property and a significant portion of the Registrant’s personal property.

Item 7.  Financial Statements and Exhibits.

(a) and (b)              Financial Statements and Pro Forma Financial Statements.

The financial statements required by Items 7(a) and (b) of Form 8-K will be filed by the Registrant on or before April 14, 2004.

(c)           Exhibits.

The following exhibits are filed herewith:

10.1         Agreement and Plan of Merger among P-D Holding Corp., the Registrant, PD Merger Corp., and Endeavour Capital Fund III, L.P., in its capacity as Shareholders’ Representative, dated as of January 30, 2004.

10.2         Agreement Related to Merger Agreement among the Registrant, P-D Holding Corp., certain shareholders of P-D Holding Corp. and Endeavour Capital Fund III, L.P., in its capacity as Shareholders’ Representative, dated as of January 30, 2004.

10.3         Employment and Non-Competition Agreement between Poorman-Douglas Corporation and Jeffrey B. Baker dated as of January 30, 2004.

10.4         Employment and Non-Competition Agreement between Poorman-Douglas Corporation and Edward J. Nimmo dated as of January 30, 2004.

10.5         Stock Option Agreement between the Registrant and Jeffrey B. Baker dated as of January 30, 2004.

10.6         Stock Option Agreement between the Registrant and Edward J. Nimmo dated as of January 30, 2004.

10.7         Credit Agreement among the Registrant, Bankruptcy Services LLC and Poorman-Douglas Corporation, as Borrowers; the various financial institutions party thereto, as Lenders; LaSalle Bank National Association, as Administrative Agent; and Keybank National Association, as Syndication Agent; LaSalle Bank National Association, as Arranger, dated as of January 30, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIQ SYSTEMS, INC.

Date: February 13, 2004

	By:	/s/ Tom W. Olofson
	Name:	Tom W. Olofson
	Title:	Chairman of the Board, Chief Executive Officer and Director